                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                                A.M. CASTLE & CO.
                   -----------------------------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
                   -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    148411101
                           ---------------------------
                                 (CUSIP NUMBER)


                                    12/31/99
                           ---------------------------
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

CUSIP NO.          148411101
             ---------------
------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No.  31-0738296
         S.S. or I.R.S. Identification Nos. of          BANK ONE CORPORATION
         Above Persons
------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                              (a)
                                                              --------------
         (See Instructions)                             (b)
                                                              --------------
------------------------------------------------------------------------------

3)       SEC Use only
------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                   ILLINOIS
------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power                  2,298,244
                                                              --------------
Beneficially               (6)  Shared Voting Power                        0
                                                              --------------
Owned by                   (7)  Sole Dispositive Power             2,298,244
                                                              --------------
Each Reporting             (8)  Shared Dispositive Power                   0
                                                              --------------
Person with
------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially                             2,298,244
         Owned by Each Reporting Person                       --------------

------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                             16.1%
                                                              --------------
------------------------------------------------------------------------------


12)      Type of Reporting Person
         (See Instructions)                                               HC
                                                              --------------

----------------------------------------------------------------------------
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 4

Item 1(a)         Name of Issuer:                               A.M. CASTLE & CO.
                                                                ------------------------

Item 1(b)         Address of Issuer's principal executive
                  offices:                                      3400 North Wolf Road
                                                                ------------------------
                                                                Franklin Park, IL 60131
                                                                ------------------------


Item 2(a)         Name of person filing:                        BANK ONE CORPORATION

Item 2(b)         Address of principal business office or,      One First National Plaza
                  if none residence:                            Chicago, IL 60670

Item 2(c)         Citizenship:                                  Not Applicable

Item 2(d)         Title of class of securities:                 Common Stock
                                                                ------------------------


Item 2(e)         CUSIP No.:                                    148411101
                                                                ------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

                  This beneficial ownership by BANK ONE CORPORATION with respect to
                  common shares of      A.M. CASTLE & CO.
                                    -----------------------------------------------
                  ________________________________________________________________:

                  (a)      Amount beneficially owned:               2,298,244
                                                               --------------
                  (b)      Percent of class                              16.1%
                                                               --------------

                  (c)      Number of shares as to which such person has:

                           (I)      Sole power to vote or to direct the vote:     2,298,244
                                                                                -----------
                           (ii)     Shared power to vote or to direct the vote:           0
                                                                                -----------
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                               2,298,244
                                                                                -----------

                  (iv)     Shared power to dispose or to direct the
                           disposition of:                                                0
                                                                                -----------

Item 5.  Ownership of 5 percent or less of a Class.                                N/A
                                                                       ---------------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.             N/A
                                                                       ---------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.
                                                                       ---------------

                                            Bank One Trust Company, N.A.
                                            The One Group

Item 8.  Identification and Classification of Members of the Group.                N/A
                                                                       ---------------

Item 9.  Notice of Dissolution of Group.                                           N/A
                                                                       ---------------

Item 10. Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:             February 9, 2000
                   ------------------------


                                                     BANK ONE CORPORATION

                                                By:  /s/ DAVID J. KUNDERT
                                                     David J. Kundert
                                                     EXECUTIVE VICE PRESIDENT